Exhibit (a)(32)

SANFORD C. BERNSTEIN FUND, INC.

ARTICLES OF AMENDMENT

Sanford C. Bernstein Fund, Inc., a Maryland corporation (the “Corporation”) registered as an open-end management investment company under the Investment Company Act of 1940, as amended, does hereby certify to the State Department of Assessments and Taxation of Maryland that:

FIRST: The charter of the Corporation (the “Charter”) is hereby amended to change the name of the class of the Portfolio (as such term is used in the Charter) of common stock of the Corporation as set forth below:

Current Name of Portfolio/Class	New Name of Portfolio/Class
Intermediate Duration Portfolio	Intermediate Duration Class

SECOND: The amendment to the Charter as set forth above has been duly approved by a majority of the entire Board of Directors of the Corporation, and the amendment is limited to a change expressly authorized by Section 2-605 of the Maryland General Corporation Law to be made without action by the stockholders.

THIRD: The undersigned officer acknowledges these Articles of Amendment to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned officer acknowledges that, to the best of such officer’s knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

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IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be signed in its name and on its behalf by its President and attested to by its Secretary on this 30th day of April, 2019.

ATTEST:	SANFORD C. BERNSTEIN FUND, INC.

/s/ Nancy E. Hay	By:	/s/ Kathleen M. Fisher	(SEAL)
Nancy E. Hay		Kathleen M. Fisher
Assistant Secretary		President